Exhibit 99.1

2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas 77292-4133
NEWS RELEASE

Information: Michelle Wiggs, Phone: 713.866.6050

WEINGARTEN REALTY UPDATES TRANSACTION ACTIVITY

HOUSTON, November 11, 2019 -- (BUSINESS WIRE) -- Weingarten Realty Investors (NYSE: WRI) announced updated transaction activity for 2019.

Subsequent to the end of the third quarter, the Company acquired two shopping centers for $127 million. Steven’s Creek Central shopping center is located in San Jose, CA. The property is anchored by Safeway, Marshalls and Total Wine & More. The population in a three-mile radius is 260,000 with average household incomes in excess of $141,000. As previously announced, Shops at Hilshire Village is a Kroger anchored shopping center located adjacent to the very affluent Memorial Villages in Houston, TX. The population in a three-mile radius is 135,000 people with average household income of $117,000.

Acquisitions year-to-date total $209 million. This includes five grocery anchored centers in urban, infill locations with strong demographics. Within a three-mile radius, average household incomes for all properties purchased this year averaged $116,000 with a population of 178,000 people.

In addition, the Company sold two properties subsequent to quarter-end for $71 million. Westland Fair is in Las Vegas, NV and includes PetSmart, Office Depot and Michaels. Cypress Pointe is located in a suburban area of Houston, TX and is anchored by Kroger and Ross Dress for Less.

Dispositions year-to-date total $433 million. Within a three-mile radius, average household incomes for all properties sold this year averaged $76,000 with a population of 77,000 people.

Guidance
The Company affirms its recently increased acquisitions guidance range of $175 to $275 million. Dispositions guidance of $350 to $450 million is also reaffirmed with the expectation that activity will be at the high end of this range.

“We are extremely pleased with execution of our strategy to upgrade the quality of our portfolio as evidenced by the transactions we have closed. As we move into 2020, we are optimistic that we are well positioned for FFO growth. We see this through NOI acceleration from our development projects and continued acquisitions, coupled with reduced dispositions next year, which should not exceed $150 million. With the quality of our portfolio along with our best-in-class balance sheet, we are well positioned to accelerate this growth into the future,” said Drew Alexander, President and Chief Executive Officer.

About Weingarten Realty Investors
Weingarten Realty Investors (NYSE: WRI) is a shopping center owner, manager and developer. At September 30, 2019, the Company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 170 properties which are located in 17 states spanning the country from coast to coast. These properties represent approximately 33.0 million square feet of which our interests in these properties aggregated approximately 21.5 million square feet of leasable area. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements

Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.